EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges

                      (Dollars in millions, except ratios)

                                                                              For the Years Ended December 31,
                                                               ------------------------------------------------------------
                                                                 2005         2004         2003         2002         2001
                                                                 ----         ----         ----         ----         ----
Earnings as defined:
   Income before income taxes, as reported ...............     $1,280.6     $1,178.8     $1,049.1     $  954.4     $  816.3
   Add: Dividends from affiliates.........................         16.2         13.9         15.9         17.2         28.4
        Interest expense .................................         78.0         51.1         57.9         45.5         90.9
        Interest factor (re: rentals)(a)  ................        157.6        161.0        162.6        154.4        150.9
                                                               --------     --------     --------     --------     --------
   Total earnings ........................................     $1,532.4     $1,404.8     $1,285.5     $1,171.5     $1,086.5
                                                               ========     ========     ========     ========     ========

Fixed charges as defined:
   Interest expense ......................................     $   78.0     $   51.1     $   57.9     $   45.5     $   90.9
   Interest factor (re: rentals)(a) ......................        157.6        161.0        162.6        154.5        150.9
                                                               --------     --------     --------     --------     --------
Total fixed charges ......................................     $  235.6     $  212.1     $  220.5     $  200.0     $  241.8
                                                               ========     ========     ========     ========     ========
Ratio of earnings to fixed charges .......................        6.50x        6.62x        5.83x        5.86x        4.49x

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(a)   The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.